Exhibit 10.39

CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS.  ASTERISKS DENOTE OMISSIONS.

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) is entered into by and between EXACT Sciences Corporation (“ESC”), with its principal place of business at 505 S. Rosa Rd., Suite 123 Madison, Wisconsin (“ESC”) and Hologic, Inc., with its principal place of business at 35 Crosby Drive, Bedford, MA 01730 and Third Wave Technologies, Inc., a wholly-owned subsidiary of Hologic with its principal place of business at Madison, Wisconsin.  Hologic, Inc. and Third Wave Technologies, Inc. shall hereinafter be referred to collectively (or separately as the context requires) as “Hologic”).  Hereinafter ESC and Hologic may separately be referred to as a “Party” or collectively referred to as the “Parties”.

RECITALS

WHEREAS, Hologic owns or controls all right, title and interest in and to, or has the right to sublicense, certain patents and patent applications the claims of which are directed to aspects nucleic acid amplification and detection, including Hologic’s technology commonly referred to as Invader, InvaderPlus and qInvader (the “Invader Detection Technology” as defined below);

WHEREAS, ESC is interested in acquiring a license from Hologic under certain of Hologic’s patents for the purpose of developing and commercializing an in vitro diagnostic colorectal cancer screening test;

WHEREAS, ESC may improve the licensed technology and grant back to Hologic such improvements as described herein;

WHEREAS, Hologic is willing to grant such license to ESC upon the terms and conditions set forth below; and

NOW THEREFORE, for and in consideration of the covenants and undertakings hereinafter set forth, ESC and Hologic hereby agree as follows:

1.                                      Definitions

For the purpose of this Agreement, and solely for that purpose, the terms set forth herein shall be defined as follows:

1.1                               “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a party hereto.  For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2                               “Colorectal Cancer Diagnostic Field” means any clinical diagnostic purpose relating to colorectal cancer, including cancer diagnosis, treatment, monitoring, or staging.

1.3                               “Colorectal Cancer Screening Field” the detection or identification of colorectal cancer and pre-cancers (e.g., pre-cursor lesions and polyps) in a human biological sample (excluding human stool samples), in a screening population.

1.4                               “Cleavase Enzyme” means any cleavage enzyme to the extent actually supplied by Hologic or its designee to ESC under a Supply Agreement.  For clarity, the Cleavase Enzyme comprises a FEN endonuclease enzyme that is used in the Invader Detection Technology.

1.5                               “Field” means the detection or identification of colorectal cancer and pre-cancers (e.g., pre-cursor lesions and polyps) in human stool samples in a screening population.  For avoidance of doubt, this field excludes diagnostic tests directed to guiding chemotherapy, staging or monitoring of colorectal cancer.

1.6                               “Diagnostic Services” means a testing service to provide to a Person data, results or interpretations for purposes of therapy or diagnosis of a human being, including clinical laboratory services, whether or not a fee is charged for such services.

1.7                               “Distributors” means the distributors performing a bona fide distribution function to which ESC or any of its Affiliates grants the right to Sell Licensed Products.  ESC’s Affiliates shall not be deemed to be “Distributors” for purposes of this Agreement.

1.8                               “Effective Date” means the final execution date of this agreement.

1.9                               “End User” means the customer, including doctors, hospitals, testing and research institutions, clinical or other testing laboratories which perform Diagnostic Services or testing using a Licensed Product.

1.10                        “Europe” means the countries comprising all European Union Member States plus Switzerland, Norway, Liechtenstein and Iceland.

1.11                        “Hologic Patent Rights” means the U.S. patent and patent applications set forth in Appendix A, divisionals, continuations, continuation-in-part applications, of the foregoing, U.S. patents issuing from the foregoing applications, U.S. patents resulting from reissues or reexaminations thereof, and extensions thereof, and foreign patents and patent applications claiming priority to the foregoing U.S. patent applications.  For the sake of clarity, the Invader Creator Software is to be considered part of the Hologic Patent Rights.

1.12                        “Hologic Improvements” means any and all issued claims in patents to inventions made during the Term claiming an invention which is an improvement, modification, enhancement, or adaptation of a Cleavase Enzyme or the Invader Detection Technology that are useful for practicing the Hologic Patent Rights.

1.13                        “Invader Creator Software” means Hologic’s software used in the design of nucleic acid amplification and assays for the Invader Detection Technology.

1.14                        “Invader Detection Technology” means a biochemical linear signal-amplification system for direct detection or quantification of a nucleic acid that is dependent upon coordinate action of at least an Invader probe, a primary probe, and a Cleavase enzyme that cleaves an overlap region formed when an Invader probe and a Primary probe hybridize to the nucleic acid.  For clarity, the “Invader” reaction generally denotes the isothermal version of the system; the “InvaderPlus” reaction generally denotes a PCR reaction followed by an isothermal Invader reaction; and “qInvader” generally denotes the assay in which the PCR reaction and the Invader reaction occur simultaneously during a PCR temperature cycle.

1.15                        “Licensed Product” means any product (i) designed and used to perform the Invader Detection Technology; (ii) the manufacture, use, importation, offer for Sale, Sale or promotion of which would, but for the licenses and rights granted herein, infringe a Valid Claim of the Hologic Patent Rights.

1.16                        “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization

1.17                        “Reagent Agreement Plan” or “RAP” means a program (whether known as a Reagent Agreement Plan, Reagent Rental Plan or other successor or similar plan) for the Sale of one or more Licensed Products in conjunction with the supply of an instrument whereby the price for such Licensed Product includes, all or a part of, the acquisition cost or leasing cost of an instrument, all or a part of, the cost of servicing such instrument, interest charged for the financing of such instrument and/or other items of cost recovery in connection with the supply of such instrument.

1.18                        “Rest of World” or “RoW” means all countries of the world except Europe and the United States.

1.19                        “Royalty Payment Period” means the period beginning on the Effective Date and ending on the expiration of the current calendar quarter and each calendar quarterly period thereafter.

1.20                        “Sale” means the act of transferring title to a product by selling, leasing or otherwise placing such product into the channels of commerce or distributing (including by means of Reagent Agreement Plans, if applicable) such product.

1.21                        “Sell” means to make or cause to be made a Sale.

1.22                        “Sold” means to have made or caused to be made a Sale.

1.23                        “Term” shall have the meaning assigned to it in Section 6.1 below

1.24                        “Territory” means Worldwide.

1.25                        “Third Party” means any Person that is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement.

1.26                        “United States” or “U.S.” or “USA” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

1.27                        “Valid Claim” means the claim of an issued patent which (a) has not expired, (b) has not been disclaimed, or (c) has not been revoked, held invalid or otherwise declared unenforceable by a tribunal of competent jurisdiction over such claim in such country from which no further appeal may be taken.  Whether a patent claim is a Valid Claim shall be determined on a country-by-country basis.

1.28                        “Worldwide” means Europe, the United States, and Rest of World.

2.                                      License.  Improvements and Enzyme Supply

2.1                               Licensed Patents.  Subject to the terms and conditions of this Agreement, including the limitations set forth in Section 2.3 and the payment provisions set forth in Article 5, Hologic hereby grants to ESC and its Affiliates an exclusive, worldwide, royalty-bearing license in the Field, under the Hologic Patent Rights and Hologic Improvements for the Term:

(a)                                 To manufacture, have manufactured, import, have imported, use, Sell, offer for Sale and have Sold, Licensed Products and to convey to End Users the right to use the Licensed Product in accordance with the label license provided with the purchase of such Licensed Products as set forth in Article 7 below (the “Label License”);

(b)                                 To practice internally for research, development, improvement and quality control and quality assurance of Licensed Products;

(c)                                  To provide Diagnostic Services, namely operating a Clinical Laboratory Improvement Amendments (CLIA) compliant lab that provides test results to physicians for a colorectal screening test utilizing the Licensed Product.

Subject to the terms and conditions of this Agreement, Hologic further grants ESC a limited, nonexclusive, royalty-bearing, worldwide license under the Hologic Patent Rights and Hologic Improvements in the Colorectal Cancer Screening Field (“Colorectal Screening License”).  Subject to the terms and conditions of this Agreement Hologic also grants ESC a non-exclusive, royalty-bearing, worldwide license under the Hologic Patent Rights and Hologic Improvements in the Colorectal Cancer Diagnostic Field (“Colorectal Diagnostic License”).

Hologic also grants ESC the option of converting the non-exclusive Colorectal Screening License to an exclusive, worldwide, royalty-bearing license, under the Hologic Patent Rights (“Exclusive Option”).  This Exclusive Option shall vest to ESC upon commercialization of a Licensed Product developed under this Agreement but shall only be exercisable for a period of four (4) years from the execution date of this Agreement.  If ESC elects to exercise the Exclusive Option, the resulting exclusive license (“Exclusive Colorectal Screening License”) shall be subject to the same terms, conditions, and limitations as set forth under this Agreement, except that such Exclusive Colorectal Screening License shall remain in effect for two (2) years from the date of the exercise of the Exclusive Option and then shall revert back to a non-exclusive Colorectal Screening License at the end of such two year period.

2.2                               Invader Creator Software License.  Hologic grants ESC an end-user license to the Invader Creator Software, allowing ESC to run the software on its own servers.  This license is personal to ESC and its Affiliates.  Any future Hologic or ESC improvements to the Invader Creator Software will be shared with the other party.

2.3                               License Limitations.  Notwithstanding Section 2.1 or any other term or condition of this Agreement, ESC understands and agrees that the licenses set forth in this Agreement to ESC and its Affiliates shall not include the right to:

(a)                                 grant sublicenses or to convey any implied licenses, except to the limited extent expressly provided in Sections 2.1 and in Article 7;

(b)                                 have made Cleavase Enzyme, except as otherwise provided for ill the agreement between ESC and Hologic for the supply of Cleavase Enzyme.

The licenses granted by Hologic herein to ESC and its Affiliates may be used solely for the purposes expressed in this Article 2.  Nothing in this Agreement shall be construed to confer any rights upon ESC by implication, estoppel or otherwise beyond the express licenses granted by Hologic or as to any technology or patent rights of Hologic or an Affiliate other than the Hologic Patent Rights.

2.4                               ESC Improvements.  ESC shall retain all intellectual property rights (and all other right, title and interest) in any and all improvements made during the Term that it develops and obtains a patent thereon, to the Cleavase Enzyme or the Invader Detection Technology (“ESC Improvements”); provided that Hologic shall be entitled to a royally-free, non-exclusive and (non-sublicensable) license to use Improvements outside the Field.  For purpose of clarity, this license-back to Hologic does not include any underlying third party or pre-existing ESC intellectual property or the combination of other technologies with the Cleavase Enzyme or Invader Detection Technology.  ESC shall promptly disclose on Hologic’s request in writing to Hologic all ESC Improvements during the Term that relate to the subject matter disclosed and/or claimed in the Hologic Patent Rights.

2.5                               Enzyme Supply.  As further consideration of entering into the Agreement, the Parties mutually agree to enter into an enzyme supply arrangement (“Supply Agreement”) for Hologic’s Cleavase Enzyme, on a [***]  The Supply Agreement will include a supply failure provision to allow ESC to manufacture its own Cleavase Enzyme in the event that Hologic or its successor fails to supply Cleavase Enzyme to ESC.

3.                                      ESC Obligations Relating to Commercialization

3.1                               Diligence Requirements.  ESC shall use commercially reasonable efforts to develop Licensed Products and to introduce Licensed Products into the commercial market.  Specifically, ESC shall fulfill the following obligations:

(a)                                 Within two (2) year and six months of the effective date of the Agreement, ESC shall initiate Clinical Trials of a Licensed Product.

(b)                                 Within three (3) years and six months of the effective date of the Agreement, ESC shall submit a Licensed Product for FDA review.

(c)                                  Within four (4) years and six months of the effective date of the Agreement, ESC shall commercialize a Licensed Product.

If Hologic determines that ESC has not fulfilled its obligations under Section 3.1, Hologic shall furnish ESC with written notice of the determination.  Within sixty (60) days after receipt of the notice, ESC shall either (i) fulfill the relevant obligation or (ii) negotiate with Hologic a mutually acceptable schedule of revised diligence obligations, failing which Hologic may, immediately upon further written notice to ESC, seek termination of this Agreement as provided for in Section 6.2 of this Agreement.

4.                                      Net Sales

4.1                               Calculation of Net Sales.  Subject to Section 4.3, Net Sales with respect to the Sale of Licensed Products by ESC, its Affiliates or Distributors (“ESC Seller”) to End Users shall mean the gross invoice price to End Users for such Licensed Products, less (a) deductions for allowances, discounts, including cash discounts, and returns all to the extent customarily given in the trade by the ESC Seller (except that discounts, credits or similar allowances provided to purchasers of Licensed Products in consideration of the purchaser’s agreement to purchase non-Licensed Products shall not be deducted), and (b) sales taxes, and duties and transportation, if separately stated on the invoice.  For avoidance of doubt, kits or components sold by ESC such as instruments, sample collection devices, and sample preparation reagents will not be included in the definition of Net Sales or used to calculate the royalty owing to Hologic unless such kit or component is covered by a Valid Claim of a Licensed Patent.

4.2                               Distributor Net Sales.  In the event Licensed Products are Sold to Distributors and ESC cannot obtain accurate and complete End-User Sales figures for such Licensed Products, then ESC may use the gross invoice price to such Distributors, less the allowable adjustments as set forth in 4.1 above applicable to such Distributors, multiplied by 1.67 as the Net Sales for such Licensed Products.

4.3                               RAP Sales.  In the case of the Sale under a Reagent Agreement Plan of a Licensed Product, the Net Sales of such Licensed Product shall be reduced by a percentage (“RAP Deduction”) to allow for (a) deduction of instrument charges included in such Net Sales, (b) charges as interest for the financing of instruments supplied, and (c) the cost of instrument service.

4.4                               Interaffiliate Transfers.  If ESC transfers any Licensed Products to an Affiliate which becomes the End User, for purposes other than internal research and development of a Licensed Product, then the Net Sales of such Licensed Products shall be determined based on the average Selling price of such Licensed Product to all Third Party End Users during the Royalty Payment Period or, if no average Selling price of such Licensed Product is available for such period, at a reasonable value based upon the average Selling prices of other products available in the marketplace similar to such Licensed Product.

5.                                      Consideration.  Reporting and Payment

5.1                               Fees.  In consideration of the licenses granted in Article 2 of this Agreement, ESC shall provide to Hologic the following:

(a)                                 Within ten (10) business days of the Effective Date, a cash payment of Fifty Thousand Dollars ($50,000).

(b)                                 Within ten (10) business days of the commencement of a U.S. Food and Drug Administration (“FDA”) clinical trial for a Licensed Product, a cash payment of One Hundred Thousand Dollars ($100,000)).

(c)                                  Within ten (10) business days of final FDA pre-market approval or clearance for a Licensed Product, a cash payment of One Hundred Thousand Dollars ($100,000).

5.2                               Royalty.

In consideration of the licenses granted in Article 2 of this Agreement, ESC shall account to and pay to Hologic for each Royalty Payment Period during the term of this Agreement a royalty equal [***] of the Net Sales of Licensed Products Sold in the Territory.

5.3                               Reporting and Payment.

(a)                                 With respect to the royalties required pursuant to Sections 5.2, ESC shall, within sixty (60) days after the close of each Royalty Payment Period, provide to Hologic an account of all Net Sales of such Licensed Products in the Territory, and of the royalty due pursuant to Section 5.2 in respect of the preceding Royalty Payment Period.  Simultaneously, when it delivers such account, ESC shall make payment of the royalty amount.

(b)                                 The royalties due by ESC to Hologic pursuant to Section 5.2 on the Net Sales by ESC and its Affiliates of all Licensed Products Sold shall be paid in U.S. Dollars and shall be converted by ESC from the currency in which the Sales were made, based on the applicable rate of exchange as quoted by Reuters for the last business day of the applicable Royalty Payment Period.  If Reuters does not publish any such rate, a comparable publication shall be agreed upon from time to time by the Parties, and with respect to each country for which such rate is not published by Reuters or in a comparable publication, the Parties shall use the applicable rate for such date as published by the appropriate governmental agency in such country.

5.4                               Books and Records.

(a)                                 ESC shall keep a complete and accurate set of books and records relating to the quantity of Licensed Products shipped by or for ESC and its Affiliates and the Sales of Licensed Products by ESC and its Affiliates (including books and records pertaining to ESC’s and its Affiliates’ Distributor Sales as retained by ESC and its Affiliates).  Such books and records shall contain sufficient detail to substantiate the computation of the Net Sales of Licensed Products and the amount of royalties payable under this Article 5 as well as all other information in the statements of account provided for in Section 5.3 above, and shall be maintained by ESC for a period of not less than three (3) years from the date of such Sales.

(b)                                 Hologic shall be entitled, upon thirty (30) days notice to ESC, to have such books and records audited by an independent certified public accounting firm retained by Hologic and reasonably acceptable to ESC (which acceptance shall not be unreasonably withheld), provided that any such audit occurs during ESC’s normal business hours not more than once in any calendar year.  Hologic also shall be entitled to have the books and records of each of ESC’s Affiliates relating to the quantity of Licensed Products shipped by or for such Affiliate and such Affiliate’s Sales of audited, upon reasonable notice to such Affiliate, by an independent certified public accounting firm retained by Hologic and reasonably acceptable to such Affiliate (which acceptance shall not be unreasonably withheld), provided that any such audit occurs during such Affiliate’s normal business hours not more than once in any calendar year.  ESC shall cause each such Affiliate to comply with any such audit request by Hologic.

(c)                                  Hologic agrees that all audited information shall be confidential to ESC and ESC’s Affiliates.  Any Person conducting an audit on behalf of Hologic will be required to protect the confidentiality of such information by executing an appropriate confidentiality agreement and shall provide to Hologic a report only of the ultimate conclusions resulting from such audit.  Except as provided below, ESC shall pay promptly to Hologic the amount of any royalties which are determined by such an audit to be outstanding, along with interest accrued up to and including the date of payment as provided in Section 5.5 below.  The costs of such an audit shall be borne by Hologic; provided, however, that, if such audit determines that the royalties paid by ESC for any audited Royalty Payment Period were at least five percent (5%) less than the royalties otherwise due and payable, then ESC shall reimburse Hologic for the costs of such audit.  If such audit determines that ESC bas overpaid the amount of royalties otherwise due and payable for the audited Royalty Payment Period, then Hologic shall credit the amount of such overpayment to ESC against future royalties payable by ESC.

5.5                               Past Due Payments.  If ESC fails to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear an interest of one percent (1%) per month from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is made.

5.6                               No Multiple Royalties.  At no time shall more than one royalty be payable by ESC upon the Sale of anyone Licensed Product by ESC or its Affiliates, regardless of whether the manufacture, use and/or Sale of such Licensed Product would infringe more than one Valid Claim of one or more the Licensed Patents regardless of whether such product qualifies as an “Licensed Product” for purposes of this Agreement under more than one of the criteria for designating a product to be a “Licensed Product” as provided in Article 1 above.

6.                                      Term and Termination

6.1                               Upon the execution of this Agreement by the Parties, the license under this Agreement shall commence on the Effective Date and, unless terminated sooner as provided herein below or by mutual agreement, shall remain in effect until the last of Hologic’s Patent Rights have expired.

6.2                               Failures by either Party to this Agreement to comply with any of the obligations and conditions contained herein including, bur not limited to, non-payment of royalties or other monies to be paid, shall entitle the other Party to give the Party in default written notice requiring it to cure such default.  If the default is not cured within sixty (60) days after receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate the entire Agreement by giving notice to take effect immediately.  In the event ESC fails to make full payment or, as the case may be any installment, of the Fee as set forth in Section 5.1, which failure remains uncured for sixty (60) days, Hologic may immediately terminate this Agreement and all sums due including any unpaid portion of the Fee as set forth in Section 5.1 shall be immediately due and payable along with Interest as defined herein.

6.3                               Either Party may terminate this Agreement upon thirty (30) days written notice if, at any time, the other Party shall file a petition in bankruptcy or insolvency before the courts or apply for an arrangement or for the appointment of a receiver or trustee for all of its assets or any part thereof, or if the other Party proposes a written agreement of composition or extension of its debts or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after its filing, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

6.4                               ESC shall have the right to terminate this Agreement at any time for any reason upon ninety (90) days prior written notice to Hologic.

6.5                               Termination of this Agreement for any reason shall be without prejudice to any other remedies to which either Party is or thereafter becomes entitled hereunder and shall not affect any obligations or rights accrued before termination hereunder, provided however, that ESC shall be obligated to make all payments required by Section 5. regardless of the date of any such termination.

6.6                               The following provisions shall survive the expiration or termination of this Agreement:  Article 5, Section 6.5, and Articles 9, 10, 11, 12, 13, and 14.

7.                                      Labeling

7.1                               ESC’s right to sublicense under the grant of Section 2.1 is limited to the right to convey use rights, only to End Users, and only through the Sale of Licensed Products.  ESC agrees that it shall mark conspicuously all Licensed Products made by or for it, and shall cause each of its Affiliates to mark or have marked conspicuously all Licensed Products with the following legend or such alternative legend as shall be mutually agreed to by the Parties.  ESC shall include the following notices or labels on all Licensed Products:

THE PURCHASE OF THIS PRODUCT GRANTS THE PURCHASER RIGHTS UNDER CERTAIN HOLOGIC PATENTS TO USE IT SOLELY FOR PROVIDING HUMAN IN VITRO DIAGNOSTIC SERVICES.  NO GENERAL PATENT OR OTHER LICENSE OF ANY KIND OTHER THAN THIS SPECIFIC RIGHT OF USE FROM PURCHASE IS GRANTED HEREBY.

7.2                               Maintenance of Label Licenses by Distributors.  ESC agrees to use its reasonable efforts to ensure that the ESC Distributors maintain on all Licensed Products Sold by such Distributors the legend provided for in this Article 7.

7.3                                 Misuse by End-Users of Licensed Products.  In the event that Hologic becomes aware that any End-User of any Licensed Product is misusing the purchased Licensed Product in violation of the applicable Label License on such Licensed Product and is thereby infringing the Licensed Patents, Hologic may provide evidence of such misuse to ESC.  Upon receipt of such evidence, ESC shall notify such End-User of the End-User’s misuse and shall use its reasonable efforts to obtain a written assurance from such End-User that the End-User shall not engage in such misuse in the future.  If the End-User refuses to provide such written assurance, then ESC shall cease, to the extent permitted by any applicable law or statute, the Sale to such End-User of the Licensed Product which was being misused until such time as the End-User provides such written assurance.  If, notwithstanding the End-User’s provision of such written assurance, the End-User persists in misusing the Licensed Product, then ESC shall discontinue, to the extent permitted by any applicable law or statute, the Sale to such End-User of such Licensed Product.

7.4                                 Additional Label Licenses.  In addition to the legend provided for in Section 7.1 above, Hologic or ESC may request additional or revised legends on Licensed Products made by or for ESC or its Affiliates.  The Parties shall negotiate in good faith concerning the need for and/or the Content of any such additional legends.

8.                                      Warranties and Disclaimer

8.1                                 ESC warranty.  ESC represents and warrants that all persons employed by, or serving as consultants to, ESC who shall have access to Hologic Patent Rights shall have executed a written agreement requiring each such person to assign to ESC all of such person’s right, title and interest in and to any intellectual property rights in improvements prior to having access to Hologic Patent Rights.  In addition, ESC represents and warrants that the ESC Improvements identified in Section 2.4 of this Agreement will remain free and clear of all liens, claims, encumbrances or demands of third parties, including my claims by third parties of any right, title or interest in or to such improvements, and will not during the Term assign, license or transfer, any of its rights, title or interest in such improvements to a third party, and will not during the Term enter into any agreement in Conflict with this Agreement

8.2                                 DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED HEREIN:  (i) ESC AGREES THAT THE HOLOGIC LICENSE TO ESC TO THE HOLOGIC PATENT RIGHTS ARE GRANTED “AS IS,” AND (ii) NEITHER PARTY, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, VALIDITY OF PATENT RIGHTS CLAMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

9.                                      Confidentiality-Publicity

9.1                                 Each Party agrees that any financial, legal or business information or any technical information disclosed to it (the “Receiving Party”) by the other (the “Disclosing Party”) in connection with this Agreement shall be considered confidential and proprietary and the Receiving Party shall not disclose same to any third party and shall hold it in confidence for a period of five (5) years and will not use it other than as permitted under this Agreement provided, however, that any information, know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is reduced to writing and given to the Receiving Party in written form within thirty (30) days after oral disclosure thereof.  Such confidential and proprietary information shall include marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

9.2                                 The above obligations of confidentiality shall not be applicable to the extent:

(a)                                  such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party; or

(b)                                 such information can be shown by the Receiving Party by its written records to have been in its possession prior to receipt thereof hereunder; or

(c)                                  such information is received by the Receiving Party from any third party for use or disclosure by the Receiving Party without any obligation to the Disclosing Party provided, however, that information received by the Receiving Party from any third party funded by the Disclosing Party (e.g. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception; or

(d)                                 the disclosure of such information is required or desirable to comply with or fulfill governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

Neither Party nor any of its Affiliates shall make any public announcement of this Agreement or any of its terms without the prior written consent of the other Party, except that a Party may disclose such information as may have entered into the public domain through no fault of the receiving Party or as required by any applicable law or regulation based upon the written advice of counsel and then only with prior notice to the other Party as far in advance as reasonably possible and with reasonable consideration to the advice of the other Party as to how such disclosure could be modified to conform with applicable laws and regulations and still protect the confidentiality interests of the affected Party.  The Parties further agree that in the event that any Party wishes to prepare and publicly disseminate a press release announcing the grant of rights referenced herein, such Party shall provide the other Party a written draft of such release at least fifteen (15) days prior to the intended date of release, and the other Party shall have the right to make reasonable modifications to such press release during such fifteen (15) day review period.

10.                               PATENT RIGHTS

10.1                           Responsibility.  Hologic shall he responsible at its sole expense and discretion for the preparation, filing, prosecution and maintenance of all patent applications and patents within the Hologic Patent Rights, using legal counsel of Hologic’s choice.  Hologic shall have no obligation whatsoever to prepare, file, prosecute, or maintain any patent application or patent within the Hologic Patent Rights.

11.                               INFRINGEMENT

11.1                           Notice.  ESC shall inform Hologic promptly in writing of any alleged or threatened third party infringement of the Hologic Patent Rights by a third party and of any available evidence thereof.

11.2                           Legal Action.  Hologic shall have the sole right but not the obligation, and without ESC’s consent (i) to bring suit or any other necessary and appropriate legal action at Hologic’s own expense, joining ESC as a party, if so required by law, to terminate or prevent infringement or potential infringement of any patent claim included with the Hologic Patent Rights, and (ii) to negotiate with the alleged infringer and to effect such settlement as deemed proper.  In any infringement suit that Hologic may institute to enforce the Hologic Patent Rights, ESC shall, at the request and expense of Hologic, co-operate reasonably in all respects.

12.                               PRODUCT LIABILITY

12.1                           ESC Indemnity.  ESC shall indemnify, hold harmless and defend Hologic, its directors, officers, employees and Affiliates, against all liabilities, Losses, expenses or damages (including reasonable attorneys’ fees) incurred by or imposed upon Hologic in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments (collectively “Claims”) to the extent that such Claims concern any Licensed Product made, used, sold or imported pursuant to any right or license granted under this Agreement; provided that Hologic gives ESC prompt written notice of any such Claims, reasonable information and assistance in connection with ESC’s defense of such Claims, and authority to defend any such Claims.  However, ESC shall not settle such Claims without Hologic’s prior written consent, such consent shall not be unreasonably withheld or delayed.  It is agreed and understood that Hologic, at its own expense, has the right to retain its own counsel in any such matters.

12.2                           Insurance.  No less than thirty (30) days before the earlier date upon which ESC (i) initiates testing of Licensed Products in a clinical trial involving human subjects or (ii) makes a first commercial use or sale of any Licensed Product, ESC shall obtain commercial, general liability insurance, including product liability insurance.  Such insurance shall be written by a reputable Insurance company authorized to do business in the Commonwealth of Massachusetts, shall list Hologic as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Hologic prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000.000) for personal injury including death; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage.  ESC shall provide Hologic with Certificates of Insurance evidencing the same prior to initiation of the clinical trial or first commercial use or sale.  ESC’s policies shall provide primary coverage for Hologic, and any policies owned by Hologic shall be considered excess coverage for Hologic.  ESC shall maintain such commercial general liability insurance during the period that any

Licensed Product or Licensed Process is being used, distributed or sold and for six (6) years thereafter.

13.                               Miscellaneous

13.1                           Assignment.  Neither party may assign this Agreement, or any rights or obligations hereunder, whether by operation of law or otherwise, except with the express written consent of the other party.  Notwithstanding the preceding sentence, either party may, in its sole discretion, delegate or assign any of its rights or obligations under this Agreement to any of its Affiliates or in connection with a merger, consolidation or sale of all or substantially all of its assets (or a its entire product line relating to colorectal cancer screening) or equity interests.  Any attempted assignment by either party in violation of this Section shall be void.  This Agreement contains the entire agreement of the Parties concerning its subject matter and supersedes all previous agreements or understandings, whether written or oral, with respect to such subject matter.

13.2                           Amendment or Modification.  No amendment waiver, alteration, modification of any of the provisions or alterations of this Agreement shall be binding upon either Party unless in writing and duly signed by the Parties.  This Agreement (including Appendix A, which is incorporated herein by reference) constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior agreements, proposals, negotiations and communications between the parties, both oral and written, regarding the subject matter hereof.

13.3                           Titles.  All titles and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

13.4                           Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment or under any present or future law (such provision to be hereinafter referred to as an “Invalid Provision”), then such Invalid Provision shall be severed from this Agreement and shall be rendered inoperative.  The Parties shall promptly negotiate in good faith a lawful, valid and enforceable provision that is as similar in terms to such Invalid Provision as may be possible while giving effect to the future benefits and burdens accruing to the Parties hereunder; and the remaining provisions of this Agreement shall remain binding on the Parties hereto.  It is expressly agreed by the Parties that amounts previously paid by one Party to the other Party under this Agreement shall not be recoverable to the paying Party as part of the replacement of an Invalid Provision unless this Agreement is invalidated within one (1) year from the Effective Date.

13.5                           No Waiver of Rights.  No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof.  No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

13.6                           Usage.  Wherever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”).  Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense.

13.7                           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and as necessary the laws of the United States of America.  Each party agrees that venue for any dispute arising under this Agreement shall be Boston, Massachusetts, and waives any objection it has or may have in the future with respect to such venue.

13.8                           Independent Contractors.  The party’s agree that, in the performance of this Agreement they are and shall be independent contractors.  Nothing herein shall be construed to constitute either party as the agent of the other party for any purpose whatsoever, and neither party shall bind or attempt to bind the other party to any contract or the performance of any obligation or represent to any third party that it has any right to enter into any binding obligation on the other party’s behalf.

13.9                           Patent Markup.  ESC shall apply the patent marking notices required by the law of any country where Licensed Products are made, used, sold or imported.

13.10                     Drafting.  Each party represents that it participated equally with the other in the drafting of this Agreement This Agreement shall be interpreted without regard to any principle of construction regarding the drafting, authorship or revision thereof.

13.11                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.                               Notices

Any notice required or permitted to be given under this Agreement shall be considered properly given, upon receipt, if sent by registered mail or personal courier delivery to the respective address of each Party as follows:

If to ESC:	Exact Sciences Corp.
Madison, WI
Fax: (608) 284-5701
Attention: Kevin T. Conroy, President and CEO

If to Hologic:	Hologic, Inc.
250 Campus Drive
Marlborough, MA
Attention: General Counsel, Legal Department

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the Effective Date.

HOLOGIC, INC.	EXACT SCIENCES CORPORATION

By:	By:

Title: Sr. VP GM Diagnostics	Title: President & Chief Executive Officer

Date: 10/14/09	Date: 10/14/09

THIRD WAVE TECHNOLOGIES, INC.

By:

Title: President

Date: 10/14/09